Exhibit 23.2
February 10, 2009
Denbury Resources, Inc.
5100 Tennyson Parkway
Suite 1200
Plano, Texas 75024
Ladies and Gentlemen:
     We hereby consent to the use of the name DeGolyer and MacNaughton, to references to DeGolyer and MacNaughton, and to the inclusion of information taken from our “Appraisal Report as of December 31, 2008 on Proved Reserves of Certain Properties owned by Denbury Resources Inc. SEC Case”, “Appraisal Report as of December 31, 2007 on Proved Reserves of Certain Properties owned by Denbury Resources Inc. SEC Case”, and “Appraisal Report as of December 31, 2006 on Proved Reserves of Certain Properties owned by Denbury Resources Inc. SEC Case” under the headings “Summary of Oil and Gas Reserve Data”, “Experts”, and “Exhibits” in the Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission on or about February 10, 2009; and to the inclusion by reference of the Denbury Resources Inc. Annual Report on Form 10-K for the year ended December 31, 2007 in the Registration Statement on Form S-3.
Very truly yours,

/s/ DeGOLYER and MacNAUGHTON

DeGOLYER and MacNAUGHTON